Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Celsion Corporation

Lawrenceville, New Jersey

We consent to the incorporation by reference of our report dated March 12, 2015, with respect to the financial statements of Celsion Corporation, included in the Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Stegman & Company
Baltimore, Maryland
March 12, 2015